UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 29, 2007

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800

(Address of Principal Executive Offices)
(602) 266-6700

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 29, 2007, the Board of Directors (the “Board”) of Zila, Inc. (the “Company”) elected George J. Vuturo, R.Ph., Ph.D., to serve as a director of the Company. The Board also appointed Dr. Vuturo to serve on the Audit Committee of the Board.
     In 1995, Dr. Vuturo, 57, founded Designing Solutions, L.L.C. and Professional Education Services Group, L.L.C., which are health care services companies that specialize in providing professional medical education programs to physicians, pharmacists, dentists, nurses, and other health care providers, and has been the managing partner of both companies since their inception. From 2004 to 2005, Dr. Vuturo was a member of the Board of Directors of QLT, Inc., a publicly-traded biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies. From 2001 to 2004, Dr. Vuturo was a member of the Board of Directors and, at various times, served on the Executive, Compensation, Audit and Nominations Committees of Atrix Laboratories, Inc., a formerly publicly-traded specialty pharmaceutical company focused on advanced drug delivery. Atrix merged with QLT in 2005. Dr. Vuturo received his Ph.D. in Health Care Administration from the University of Florida, where he also received his Bachelor of Science in Pharmacy. Dr. Vuturo also has a B.S. in Biology from Fairfield University.
     Dr. Vuturo will participate in the non-employee director compensation arrangements described in the Company’s definitive proxy statement relating to the 2006 annual meeting of stockholders. Under these arrangements, Dr. Vuturo will receive an annual retainer of $10,000 for his service on the Board, $2,000 for each Board meeting attended in person, $1,000 for each Board meeting attended telephonically, $1,000 for each committee meeting attended in person or telephonically, and reimbursement of any expenses related to Board service. Dr. Vuturo will also be eligible to receive grants of options under the Zila, Inc. 1997 Stock Award Plan, as amended and restated.
     Other than as described above, Dr. Vuturo was not elected pursuant to any arrangement or understanding with any other person and is not a participant in any existing or proposed transaction with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 29, 2007

ZILA, INC.
/s/ Lawrence A. Gyenes
By:	Lawrence A. Gyenes
Chief Financial Officer